UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2013

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California		94597
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 5, 2013, Central Garden & Pet Company (the “Company”) entered into a Credit Agreement with certain of the Company’s domestic subsidiaries, as borrowers and guarantors, a syndicate of financial institutions party thereto (each a “Lender” and together, the “Lenders”), SunTrust Bank (“SunTrust”), as administrative agent and swingline lender, and SunTrust Robinson Humphrey, Inc., as left lead arranger and joint bookrunner, U.S. Bank National Association and BMO Harris Bank, N.A., as joint lead arrangers, joint bookrunners and co-syndication agents, and Bank of the West as documentation agent (the “Credit Agreement”). The Credit Agreement provides for a $390 million principal amount senior secured asset based revolving credit facility, with up to an additional $200 million principal amount available with the consent of the Lenders if the Company exercises the accordion feature set forth therein (collectively, the “Credit Facility”). The Credit Facility matures on December 5, 2018. The Company may borrow, repay and reborrow amounts under the Credit Facility until its maturity date, at which time all amounts outstanding under the Credit Facility must be repaid in full.

The Credit Facility is subject to a borrowing base, reduced capacity due to reserves and certain other restrictions. The borrowing base is calculated using a formula based upon eligible receivables and inventory minus certain reserves and was approximately $325,000,000 at closing. The Company did not draw down any commitments under the Credit Facility upon closing. Proceeds of the Credit Facility will be used for general corporate purposes. The Credit Facility includes a $50 million sublimit for the issuance of standby letters of credit and a $20 million sublimit for short-notice borrowings.

Borrowings under the Credit Facility will bear interest at an index based on LIBOR or, at the option of the Company, the Base Rate (defined as the highest of (a) the SunTrust prime rate, (b) the Federal Funds Rate plus 0.5% and (c) one-month LIBOR plus 1.00%), plus, in either case, an applicable margin based on the Company’s consolidated senior leverage ratio. Such applicable margin for LIBOR-based borrowings fluctuates between 1.25%-1.75% (and was 1.25% at the time of closing) and such applicable margin for Base Rate borrowings fluctuates between 0.25%-0.75% (and was 0.25% at closing). An unused line fee shall be payable monthly in respect of the total amount of the unutilized Lenders’ commitments and short-notice borrowings under the Credit Facility. Letter of credit fees at the applicable margin on the average undrawn and unreimbursed amount of letters of credit shall be payable monthly and a facing fee of 0.125% shall be paid on demand for the state amount of each letter of credit. The Company is also required to pay certain fees to the administrative agent under the Credit Facility.

The Credit Facility contains customary covenants, including financial covenants which require the Company to maintain a minimum fixed charge coverage ratio of 1.00:1.00 upon triggered quarterly testing, reporting requirements and events of default. The Credit Facility is secured by substantially all assets of the borrowing parties, including (i) pledges of 100% of the stock or other equity interest of each domestic subsidiary that is directly owned by such entity and (ii) 65% of the stock or other equity interest of each foreign subsidiary that is directly owned by such entity.

The foregoing description of the Credit Facility is only a summary and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended December 28, 2013.

Item 1.02	Results of Operations and Financial Condition.

On December 5, 2013, concurrent with the closing of the Credit Facility, the Company terminated its $375,000,000 senior secured revolving credit facility.

Item 2.03	Results of Operations and Financial Condition.

Please refer to the description of the Credit Facility disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ Lori Varlas
Lori Varlas
Senior Vice President, Chief Financial Officer and Secretary

Dated: December 10, 2013